Exhibit 20.3

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited — In Thousands, Except Per Share Data)

	Three Months Ended					Six Months Ended
	June 30,		Variance			June 30,		Variance
Operations	2004	2003	Amount	Percent		2004	2003	Amount	Percent
Revenue	$558,754	$469,405	$89,349	19.0		$895,772	$771,565	$124,207	16.1
Gross profit	$59,744	$53,183	$6,561	12.3		$70,428	$86,200	$(15,772)	(18.3)
Gross profit as a percent of revenue	10.7%	11.3%	(0.6%)	—		7.9%	11.2%	(3.3%)	—
General and administrative expenses	$35,914	$36,395	$481	1.3		$72,458	$72,945	$487	0.7
G&A expenses as a percent of revenue	6.4%	7.8%	1.4%	—		8.1%	9.5%	1.4%	—
Gain on sales of property and equipment	$1,109	$232	$877	*	***	$14,439	$528	$13,911	* ***

Other income (expense)
Interest income	$1,317	$2,002	$(685)	(34.2)		$2,715	$3,488	$(773)	(22.2)
Interest expense	$(1,859)	$(2,529)	$670	26.5		$(3,599)	$(4,638)	$1,039	22.4
Equity in income of affiliates	$2,766	$110	$2,656	*	***	$2,873	$18,125	$(15,252)	(84.1)
Other, net	$(7)	$1,951	$(1,958)	*	***	$95	$2,278	$(2,183)	(95.8)

Total other income	$2,217	$1,534	$683	(44.5)		$2,084	$19,253	$(17,169)	(89.2)

Income before provision for income taxes and minority interest	$27,156	$18,554	$8,602	46.4		$14,493	$33,036	$(18,543)	(56.1)
Minority interest	$(4,111)	$(1,042)	$(3,069)	*	***	$(4,941)	$(265)	$(4,676)	* ***
Net income	$13,806	$10,794	$3,012	27.9		$4,697	$20,812	$(16,115)	(77.4)

Net income per share:
Basic	$0.34	$0.27	$0.07	25.9		$0.12	$0.52	$(0.40)	(76.9)
Diluted	$0.34	$0.26	$0.08	30.8		$0.11	$0.51	$(0.40)	(78.4)
Weighted average shares of common stock:
Basic	40,417	40,212	205	0.5		40,341	40,130	211	0.5
Diluted	41,018	40,802	216	0.5		40,919	40,657	262	0.6

	June 30,	Dec. 31,	Variance		June 30,		Variance
Financial Position	2004	2003	Amount	Percent	2004	2003	Amount	Percent
Working capital	$283,164	$269,947	$13,217	4.9	$283,164	$216,846	$66,318	30.6
Current ratio	1.62	1.77	(0.15)	(8.5)	1.62	1.59	0.03	1.9
Long-term debt	$131,592	$126,708	$4,884	3.9	$131,592	$131,177	$415	0.3
Total liabilities to equity ratio	1.37	1.10	0.27	24.5	1.37	1.21	0.16	13.2
Stockholders’ equity	$501,733	$504,891	$(3,158)	(0.6)	$501,733	$469,655	$32,078	6.8
Total assets	$1,190,510	$1,060,410	$130,100	12.3	$1,190,510	$1,038,065	$152,445	14.7
Book value per common share	$12.06	$12.16	$(0.10)	(0.8)	$12.06	$11.30	$0.76	6.7
Backlog	$2,038,169	$1,985,788	$52,381	2.6	$2,038,169	$1,931,394	$106,775	5.5

****	Represents percentages greater than 100%